Exhibit 10.16

EXTREMELY CONFIDENTIAL	Page 2
September 23, 2010

TIMELY AND CONFIDENTIAL

Dr. R.S.K Chaganti, Chairman

Cancer Genetics, Inc.

Meadows Office Complex

201 Route 17 North, 2nd Floor

Rutherford, NJ 07070 USA

(201) 528-9200

Dear Dr. Chaganti,

I wanted to thank both you and your team for their time in Rutherford in August and the opportunity to get a more detailed overview of the latest developments at Cancer Genetics, Inc. Our discussions over the past several weeks have given the TSG team an appreciation of the clinical value and potential differentiation points of the latest DNA probes and microarrays being developed at CGI – in particular, the FHACT™ test for HPV-associated cancers, and MatBA™, CGI’s lymphoma microarray.

We believe TSG is uniquely positioned to support CGI with the actionable health economics models and strategic pricing and positioning guidance that will be needed to ensure a timely launch for the FHACT™ test this year, as well as the subsequent launch of the lymphoma chip, MatBA™. This letter can serve as a formal proposal between The Sharma Group, d/b/a TSG (“TSG”) and Cancer Genetics, Inc. (the “Company”). It describes the project streams that TSG can perform to support the initial launch and marketing of these two tests by the Company.

The primary objectives of our proposed engagement – which is scheduled for a 3 month period ending around December 17th, 2010 will be to:

•	highlight key trends, projected scenarios and value proposition for FHACT™ testing as a reflex test in the cervical cancer diagnostic workflow and for MatBA™ in lymphoma diagnostic workflows;

•

develop targeted health economic models for other HPV-associated cancers which may be diagnosed by FHACT™, as well as the specific lymphoma subtypes which may be diagnosed using CGI’s MatBA™ microarray

•

develop comprehensive health economic models to quantify the time and dollar savings expected from both tests in the U.S., with implications for potential partnerships, companion diagnostic use & test pricing

•	deliver two board-ready presentations and white papers on the health economic models for each specific disease indication

•	Identify and contact specific collaborators with strategic relevance to the above CGI diagnostic products

In order to provide timely and actionable insights in parallel with the Company’s timeline for new product launches, we suggest this process be broken into two distinct work modules, with regular on-site meetings and workshops to allow us to work closely with CGI’s core team in developing the health economic case as well as the associated deliverables. We have outlined our proposed process, timeline and suggested activities in detail on the following two pages.

TSG

Atlanta | Boston | New York,

Laura White – laura@tsg-partners.com

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September 23, 2010

1.	Suggested Timeline, Activities & Process;

Based on your team’s feedback to-date, we propose to focus our time specifically on the development of health economic models and supporting materials for the following CGI tests, with applications to the specific disease indications outlined below:

CGI TEST	DISEASE INDICATIONS	CGI TEST	DISEASE INDICATIONS

FHACT™ Probe for HPV-associated Cancers	Cervical cancer	MatBA™ Array	Chronic lymphocytic leukemia / small lymphocytic lymphoma
	Ovarian cancer		Diffuse large B-cell lymphoma
	Anogenital cancer		Follicular lymphoma
	Oropharyngeal cancer		Marginal zone lymphoma
	Head & neck cancer		Mantle cell lymphoma
Multiple myeloma

Our workplan below for this project has been grouped into two types of activities – those which we will complete for each disease indication (e.g., diffuse large B-cell lymphoma, HPV-associated anogenital cancer) and those which will occur on a per test basis.

For Each Disease Indication:

•	Identify relevant test inputs (samples) and outputs (potential prognostic or diagnostic readouts) via consultation with CGI team

•	Understand placement of test in clinical workflow for each disease indication and identify major unmet needs or gaps in diagnostic workflows today

•	Identify, select and validate relevant sources for epidemiological data, risk factors, and procedure/treatment costs

•	Create a first-pass health economic model from publically available data which captures:

•	Overall cost of disease and/or burden to system

•	Epidemiological statistics, including incidence rates

•	Cost of disease by stage, intervention or subtype

•	Implications of therapy selection, treatment failure, and/or misdiagnosis

•	Implications for patient stratification/companion diagnostic use

•	Validate initial model via informal conversation with clinical opinion leader(s)

For Each Test:

•	Work with CGI team to develop targeted content/presentations highlighting the specific value proposition of each test

•

Draft a 1300 word article or white paper for placement in trade publications (e.g., Genetic Engineering News) or adaptation to press release, promotional literature, or building awareness among key opinion leaders

•	Review the competitive landscape and identify potential partners – including biopharma, diagnostic, and payer organizations – for collaboration, investment, or data leveraging

•	Develop targeted letters of introduction to select potential strategic partners or collaborators (~3-5 per test) focusing on CGI tests and health economic model

TSG

Atlanta | Boston | New York,

Laura White – laura@tsg-partners.com

EXTREMELY CONFIDENTIAL	Page 4
September 23, 2010

We have outlined our expected timeline of activities for this project in the figure below.

Figure 1: Proposed Timeline & Workplan

This work would be conducted both at TSG’s Atlanta, GA offices and through multiple on-site meetings and workshops with CGI personnel at the Company’s facility in Rutherford, NJ. TSG will work closely the CGI core team and other personnel during four weeks of on-site support throughout the duration of this project. In particular, we suggest regular on-site workshops with the company’s sales and R&D team, as well as outreach to CGI’s Clinical Advisory Board, in order to leverage key clinical insights and expertise and help validate and stress-test the health economic model.

2.	TSG’s Sector Expertise Will Enable Rapid & Detailed Model Development:

TSG closely monitors key players, technologies and market trends in diagnostics, and has built a knowledge database for the molecular oncology sector. We see both women’s health and cancer-specific diagnostics as fast-growing fields whose future trajectory is being fueled by a convergence of global drivers. In particular, the current workflow for cervical cancer diagnosis presents significant opportunity for CGI’s FHACT™ test to become the standard of care in reflux testing, as a follow-on to positive Pap smear or other HPV testing (see Figure 2, on the following page).

In conjunction with our history of successful mandates for CGI over the past 18 months, TSG’s unique sector expertise will allow us to quickly engage with the CGI team, identify and prioritize action items and provide the rapid, actionable insights, materials and health economic data which will be critical to supporting FHACT™ test’s launch this fall and the upcoming launch of the MatBA array.

TSG

Atlanta | Boston | New York,

Laura White – laura@tsg-partners.com

EXTREMELY CONFIDENTIAL	Page 5
September 23, 2010

Figure 2: FHACT™ Will Provide Unique Value To Cervical Cancer Diagnostic Workflows

TSG has developed several detailed models in the past 18 months which will allow us to synthesize validated market and healthcare data with immediately actionable relevance to this mandate. Our recent mandates in cytogenetics and oncology have included analyses of the mix of diagnostic technologies in clinical use today, a review of oncology-focused disease management business models, bottoms-up analysis of next-generation cancer microarray companies, and competitive analysis of leading players and recent transactions and partnership activity in molecular oncology and adjacent categories.

3.	Team Structure:

This engagement will be comprised of a cross functional team, with day to day management of the project from our Atlanta, GA office as well as on-site at CGI’s Rutherford, NJ facilities.

The team will be led by TSG senior analyst Laura White, with assistance from other key TSG associates as needed to provide support for other data needs as determined by the client and TSG team. We expect to be closely involved with the Company’s management, and other operating personnel throughout the course of the mandate.

TSG

Atlanta | Boston | New York,

Laura White – laura@tsg-partners.com

EXTREMELY CONFIDENTIAL	Page 6
September 23, 2010

4.	Compensation for TSG Work

As compensation for TSG’s services, the Company shall pay or cause to be paid to TSG as follows:

1.	Payment Amount & Structure – We propose a typical payment structure of 3 payments of the principal consulting fees. The principal consulting fees for this mandate would be a total value of $60,000 USD in a combination of cash ($45,000) and warrants ($15,000).

a.	Upfront payment – Upon contract acceptance and prior to project kickoff 1/2 of the total above, to be paid as $22,000 in cash and $7,500 in the form of warrants.

b.

At 8 weeks – Upon successful receipt of deliverables outlined above, expected to be on or around November 15th, CGI shall pay a milestone payment of 25% the total cash component above ($11,000 in cash).

c.

Final payment – The remaining balances of the cash and warrants will be payable within 7 days of final acceptance of the deliverables; this will be $12,000 in cash and $7,500 in the form of warrants. We expect this to be on or around the week of December 17th.

2.	In advance of the final payment, TSG will also submit any and all expenses, which we do not expect to exceed $5,000 for the work as outlined in the prior sections. Reimbursement of TSG travel, communications and other out of pocket expenses for the project shall be governed by the T&E policies of the Company.

5.	Indemnification

The Company agrees to indemnify and reimburse TSG and any controlling person, shareholder, affiliate, director, officer, employee or agent of TSG (collectively and individually, as the context requires, the “Agent”) against and for any losses, claims, damages, expenses or liabilities (“Loss”) to which Agent may become subject or which Agent may suffer or incur in connection with any matter arising out of this letter, except to the extent that any such Loss is finally judicially determined by a court of competent jurisdiction (“Determined”) to have resulted solely from Agent’s knowing breach of this letter or the gross negligence or willful misconduct of Agent in performing services which are the subject of this letter.

If, in connection with the services or matters that are the subject of this letter, Agent becomes involved in any capacity in any lawsuit, claim or other proceeding (“Action”) for which indemnity and reimbursement may be sought in accordance with this letter, the Company shall promptly reimburse Agent upon request for any and all legal or other expenses reasonably incurred by such Agent in connection with investigating, preparing to defend or defending such Action or exercising its rights to indemnification under this letter.

Agent agrees to notify the Company promptly of the assertion against it of any claim or the commencement of any action or proceeding related to the transactions and activities contemplated this letter. Agent’s failure to so notify the Company shall not relieve the Company from any obligation or liability that it would otherwise have except to the extent that it has been materially prejudiced by such failure.

The Company shall be entitled to participate in any Action and to assume the defense thereof; provided, however, that in the event that any such Action includes both Agent and the Company, and Agent reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to the Company, or if the Company fails to assume the defense of

TSG

Atlanta | Boston | New York,

Laura White – laura@tsg-partners.com

EXTREMELY CONFIDENTIAL	Page 7
September 23, 2010

the Action, in either case in a timely manner, then such Agent may employ separate counsel to represent or defend it in any such Action, and the Company will pay the reasonable fees and disbursements of such counsel; and provided, further that the Company will not be required to pay the fees and disbursements of more than one separate counsel for all such Agents (and one separate local counsel). In any Action, the defense of which the Company assumes, the Agent will have the right to participate in such litigation and to retain its own counsel at such Agent’s own expense.

6.	Sole Use by Company

All opinions and advice provided to the Company in connection with TSG’s engagement are intended solely for the benefit and use of the Company in connection with the matters described in this agreement, and accordingly such opinions or advice shall not be relied upon by any person or entity other than the Company. The Company and its management will not make any other use of any such opinions or advice.

7.	Information / Confidentiality

All materials shared by the Company with TSG will be considered strictly confidential. In that respect, the Company will provide all the necessary documents to TSG for it to fully execute and complete the deliverables and outline, TSG adheres to the strictest confidentiality regulations in the advisory business, and no details of the mandate, strategy, or targets will be shared with non TSG personnel or advisors unless approved by the Company.

8.	Miscellaneous

This letter may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed in accordance with the laws of the State of Delaware. This letter incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto and shall be binding upon and inure to the benefit of the Company, TSG, the Agents, and their respective successors, assigns, heirs and personal representatives.

* * *

If the foregoing proposal correctly sets forth our agreement and meets with your approval, we will create a final version to be signed by both parties.

We look forward to working with you on this timely market assessment. If you should have any questions, please do not hesitate to contact us.

Best regards,

Laura K. White

Senior Analyst, TSG

Office: +1-404-607-6954

E-Fax: +1-212-202-4546

E-Mail: laura@tsg-partners.com

TSG

Atlanta | Boston | New York,

Laura White – laura@tsg-partners.com

EXTREMELY CONFIDENTIAL	Page 8
September 23, 2010

THIS SIGNATURE BLOCK BELOW GOVERNS:

THE CONTRACT BY AND BETWEEN CGI AND TSG FOR WORK RELATING TO THE HEALTH ECONOMIC & PRICING / POSITIONING MODELS TO SUPPORT THE PRODUCT LAUNCHES BY CGI

Approved & Agreed To By:

x	/s/ Laura White	x	/s/ R.S.K. Chaganti
Laura White,		Dr. R.S.K. Chaganti,

TSG		Cancer Genetics, Inc.
September 23rd, 2010		September 23rd, 2010

TSG

Atlanta | Boston | New York,

Laura White – laura@tsg-partners.com